Exhibit 4.2

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Behringer Harvard Multifamily REIT I, Inc.

Adopted November 11, 2009

Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), has adopted this amended and restated distribution reinvestment plan (the “Plan”), administered by the Company or an unaffiliated third party (the “Administrator”), as agent for participants in the Plan (“Participants”), on the terms and conditions set forth below.

1.                                       ELECTION TO PARTICIPATE.  Subject to the terms hereof, any purchaser of shares of common stock of the Company, par value $.0001 per share (the “Shares”), may become a Participant by making a written election to participate on such purchaser’s Subscription Agreement at the time of subscription for Shares.  Any stockholder who has not previously elected to participate in the Plan may so elect at any time by completing and executing an authorization form obtained from the Administrator or any other appropriate documentation as may be required by the Administrator.  Participants generally are required to have the full amount of their cash distributions (other than “Designated Special Distributions” as defined below) with respect to all Shares owned by them reinvested pursuant to the Plan.  However, the Administrator shall have the sole discretion, upon the request of a Participant, to accommodate a Participant’s request for less than all of the Participant’s Shares to be subject to participation in the Plan.

2.                                       DISTRIBUTION REINVESTMENT PLAN.  The Administrator will receive all cash distributions (other than “Designated Special Distributions” as defined below) paid by the Company with respect to Shares of Participants (collectively, the “Distributions”).  Participation will commence with the next Distribution payable after receipt of the Participant’s election pursuant to Paragraph 1 hereof, provided it is received at least ten days prior to the last day of the month to which such Distribution relates.  Subject to the preceding sentence, regardless of the date of such election, a holder of Shares will become a Participant in the Plan effective on the first day of the month following such election, and the election will apply to all Distributions attributable to such month and to all months thereafter.  As used in this Plan, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Directors of the Company (the “Board”).

3.                                       GENERAL TERMS OF PLAN INVESTMENTS.  The Administrator will apply all Distributions subject to this Plan, as follows:

(a)                                  Prior to the termination of the Company’s initial public offering (the “Initial Offering”) of the Shares reserved for issuance under the Plan pursuant to the Company’s registration statement on Form S-11 (File No. 333-148414), as thereafter amended or supplemented (the “Registration Statement”), the Administrator will invest Distributions in Shares at a price equal to the following, regardless of the price per Share paid by the Participant for the Shares in respect of which the Distributions are paid: (1) prior to the first the valuation of the Shares conducted by the Board or a committee thereof (as opposed to a valuation that is based solely on the offering price of securities in the most recent offering) (the “Initial Board Valuation”) under the Company’s valuation policy, as such valuation policy is amended from time to time (the “Valuation Policy”), 95% of (i) the most recently disclosed estimated value per Share (the “Valuation”) as determined in accordance with the Valuation Policy less (ii) the aggregate distributions per Share of any net sale proceeds from the sale of one or more of the Company’s assets, or other special distributions so designated by the Board, distributed to stockholders after the Valuation was determined (the “Valuation Adjustment”); or (2) on or after the Initial Board Valuation, 100% of (i) the most recently disclosed Valuation as determined in accordance with the Valuation Policy less (ii) any Valuation Adjustment.  No advance notice of pricing pursuant to this Paragraph 3(a) shall be required.

(b)                                 After termination of the Initial Offering, the Administrator will invest Distributions in Shares that may (but are not required to) be supplied from either (i) Shares registered with the Securities and Exchange Commission (the “Commission”) pursuant to an effective registration statement for Shares for use in the Plan (a “Future Registration”) or (ii) Shares purchased by the Administrator for the Plan in a secondary market (if available) or on a national stock exchange (if listed) (collectively, the “Secondary Market”) and registered with the Commission for resale pursuant to the Plan.  Shares registered in a Future Registration that are not purchased by the Administrator in the Secondary Market will be issued at a price equal to 100% of (A) the most recently disclosed Valuation less (B) any Valuation Adjustment.  Shares purchased on the Secondary Market as set forth in (ii) above will be purchased at the then-prevailing market price, and the average price paid by the Administrator for all such purchases for a single Distribution will be utilized for purposes of determining the purchase price for Shares purchased under the Plan on such investment date; however, in no event will the purchase price for Shares purchased under the Plan be less than 100% of the market price for Shares on such investment date.  Shares acquired by the Administrator on the Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the per Share price that will be paid for the Shares purchased for the Plan pursuant to the Initial Offering and any subsequent offering.  If the Administrator acquires Shares in the Secondary Market for use in the Plan, the Administrator shall use reasonable efforts to acquire Shares for use in the Plan at the lowest price then reasonably available.  However, the Administrator does not in any respect guaranty or warrant that the Shares so acquired and purchased by the Participants in the Plan will be at the lowest possible price.  Further, irrespective of the Administrator’s ability to acquire Shares in the Secondary Market or the Company’s ability to complete a Future Registration for shares to be used in the Plan, neither the Administrator nor the Company is in any way obligated to do either.  No advance notice of pricing pursuant to this Paragraph 3(b) shall be required.

(c)                                  Regardless of the pricing determined pursuant to Paragraphs 3(a) and 3(b) above, the Board may determine, from time to time, in its sole discretion, the price at which the Administrator will invest Distributions in Shares.  No advance notice of pricing pursuant to this Paragraph 3(c) shall be required unless the new price so determined varies more than 5% from the pricing that would have resulted pursuant to Paragraphs 3(a) and 3(b) above, as applicable, with respect to any Distribution reinvestment if the Board had not so determined a new price, in which case the Company shall deliver a notice regarding the new price to each Participant at least 30 days’ prior to the effective date of the new price.

(d)                                 No selling commissions, dealer manager fees or organization and offering expenses will be paid for Shares purchased pursuant to the Plan.

(e)                                  For each Participant, the Administrator will maintain an account that shall reflect for each month the Distributions received by the Administrator on behalf of such Participant.  A Participant’s account shall be reduced as purchases of Shares are made on behalf of such Participant.

(f)                                    Distributions shall be invested in Shares by the Administrator promptly following the payment date with respect to such Distributions to the extent Shares are available for purchase under the Plan.  If sufficient Shares are not available, any such funds that have not been invested in Shares within 30 days after receipt by the Administrator will be distributed to the Participants.  Any interest earned on such accounts will be paid to the Company and is and will become the property of the Company.

(g)                                 The purchase of fractional shares, computed to four decimal places, is a permissible and likely result of participation in the Plan.  The ownership of the Shares shall be reflected on the books of the Company or its transfer agent.

(h)                                 A Participant will not be able to acquire Shares under the Plan to the extent that such purchase would cause the Participant to exceed the ownership limits set forth in the Company’s charter, as amended, unless exempted by the Board.

(i)                                     The Shares issued under the Plan will be uncertificated until the Board determines otherwise.

4.                                       DISTRIBUTION OF FUNDS.  In making purchases for Participants’ accounts, the Administrator may commingle Distributions attributable to Shares owned by Participants and any additional payments received from Participants in respect of the purchase of Shares.

5.                                       ABSENCE OF LIABILITY.  Neither the Company nor the Administrator shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested.  Neither the Company nor the Administrator shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant.

6.                                       SUITABILITY.

(a)                                  Each Participant shall notify the Administrator in the event that, at any time during his or her participation in the Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b)                                 For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then current prospectus, as supplemented, for the offering of Shares under this Plan.

7.                                       REPORTS TO PARTICIPANTS.  Within 60 days after the end of each fiscal quarter, the Administrator will deliver to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares and the total Shares purchased on behalf of the Participant.  Each statement shall also advise the Participant that, in accordance with Paragraph 6 hereof, the Participant is required to notify the Administrator in the event that there is any material change in the Participant’s financial condition or if any representation made by the Participant under the Subscription Agreement for the Participant’s initial purchase of Shares becomes inaccurate.  Tax information regarding a Participant’s participation in the Plan will be sent to each Participant by the Company or the Administrator at least annually.

8.                                       NO DRAWING.  No Participant shall have any right to draw checks or drafts against the Participant’s account or give instructions to the Company or the Administrator except as expressly provided herein.

9.                                       TAXES.  The reinvestment of Distributions under the Plan does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this Plan.

10.                                 TERMINATION.

(a)                                  A Participant may terminate or modify his participation in the Plan at any time by written notice mailed to the Administrator.  To be effective for any Distribution, such notice must be received by the Administrator at least ten days prior to the last day of the month to which such Distribution relates.

(b)                                 Prior to the listing of the Shares on a national stock exchange, a Participant’s transfer of Shares will terminate participation in the Plan with respect to such transferred Shares as of the first day of the month in which such transfer is effective, unless the transferee of such Shares in connection with such transfer demonstrates to the Administrator that such transferee meets the requirements for participation hereunder and affirmatively elects participation by delivering an executed authorization form or other instrument required by the Administrator.

(c)                                  The Administrator may terminate a Participant’s individual participation in the Plan, and the Company may suspend or terminate the Plan itself, at any time by ten days’ prior written notice to a Participant, or to all Participants, as the case may be.

(d)                                 After termination of the Plan or termination of a Participant’s participation in the Plan, the Administrator will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been invested in Shares.  Any future Distributions with respect to such former Participant’s Shares made after the effective date of the termination of the Participant’s participation in the Plan will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Administrator.

11.                                 STATE REGULATORY RESTRICTIONS.  The Administrator is authorized to deny participation in the Plan to residents of any state that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of this Plan.

12.                                 NOTICE.  Any notice or other communication required or permitted to be given by any provision of this Plan shall be in writing and, if to the Administrator, addressed to Behringer Harvard Investment Services, P.O. Box 219768, Kansas City, MO 64121-9768, or such other address as may be specified by the Administrator by written notice to all Participants.  Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Administrator, delivered by electronic means to any address specified by the Participant, or given by including such information in a Current Report on Form 8-K or in the Company’s annual or quarterly reports, all publicly filed with the Commission.  Each Participant shall notify the Administrator promptly in writing of any change of address.

13.                                 AMENDMENT.  The terms and conditions of this Plan may be amended or supplemented by the Company at any time, including but not limited to an amendment to the Plan to substitute a new Administrator to act as agent for the Participants, by delivering an appropriate notice to each Participant at least 30 days prior to the effective date of the amendment or supplement.  Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Administrator receives written notice of termination prior to the effective date thereof.

In the event that the Plan is amended pursuant to this Paragraph 13 or suspended pursuant to Paragraph 10(c) hereof, each Participant shall remain a Participant in the Plan receiving cash distributions during such period that the Plan is suspended or the Shares cannot otherwise be distributed hereunder, unless the Participant terminates his participation in accordance with the procedures set forth under Paragraph 10(a) above.  Once such suspension or other inability to distribute Shares hereunder ceases, the Participant will then receive Shares hereunder.

14.                                 GOVERNING LAW.  This plan and participant’s election to participate in the plan shall be governed by the laws of the State of Maryland.  The foregoing choice of law shall not restrict the application of any state’s securities laws (including the standards contained in the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007) to the sale of shares to its residents or within such state.